13915 01177

Norbert A Nadel
Hamilton County Recorder's Office
Doc #: 2019-0036052 Type: MT
Filed: 05/10/19 11:23:23 AM $136.00
Off. Rec.: 13915 01177 F 13 232

b1391501177Fb

[Space Above This Line For Recording Data]

MORTGAGE

DEFINITIONS

Words used in multiple sections of this document are defined below and other words are defined in Sections 8, 10, 15, 16 and 17. Certain rules regarding the usage of words used in this document are also provided in Section 13.

(A) "Security Instrument" means this document, which is dated **April 29, 2019**, together with all Riders to this document.
(B) "Borrower" is **New Beginning Home Solutions, LLC and Paul Ellery, Jr**. Borrower is the mortgagor under this Security Instrument.
(C) "Lender" is **Tulsa Real Estate Fund, LLC** organized and existing under the laws of Georgia. Lender's address is 3355 Lenox Road NE #750, Atlanta, Georgia 30326. Lender is the mortgagee under this Security Instrument.
(D) "Note" means the promissory note signed by Borrower and dated **April 29, 2019**. The Note states that Borrower owes Lender **Three Hundred Fourteen Thousand Seven Hundred Seventy-Two and No Dollars (U.S. $314,722.00)** plus interest. Borrower has promised to pay this debt in regular Periodic Payments. Borrow has promised to pay monthly interest payments beginning six months after execution of the instrument, with the first six months, totaling $ 24,394.83 of interest being deferred, not waived by the Lender and to pay the debt in full no later than April 26, 2020.
(E) "Property" means the property that is described below under the heading "Transfer of Rights in the Property."
(F) "Loan" means the debt evidenced by the Note, plus interest, any prepayment charges and late charges due under the Note, and all sums due under this Security Instrument, plus interest.

(G) "Applicable Law" means all controlling applicable federal, state and local statutes, regulations, ordinances and administrative rules and orders (that have the effect of law) as well as all applicable final, non-appealable judicial opinions.

(H) "Community Association Dues, Fees, and Assessments" means all dues, fees, assessments and other charges that are imposed on Borrower or the Property by a condominium association, homeowners association or similar organization.

(I) "Electronic Funds Transfer" means any transfer of funds, other than a transaction originated by check, draft, or similar paper instrument, which is initiated through an electronic terminal, telephonic instrument, computer, or magnetic tape so as to order, instruct, or authorize a financial institution to debit or credit an account. Such term includes, but is not limited to, point-of-sale transfers, automated teller machine transactions, transfers initiated by telephone, wire transfers, and automated clearinghouse transfers.

(J) "Miscellaneous Proceeds" means any compensation, settlement, award of damages, or proceeds paid by any third party (other than insurance proceeds paid under the coverages described in Section 5) for: (i) damage to, or destruction of, the Property; (ii) condemnation or other taking of all or any part of the Property; (iii) conveyance in lieu of condemnation; or (iv) misrepresentations of, or omissions as to, the value and/or condition of the Property.

(K) "Periodic Payment" means the regularly scheduled amount due for (i) principal and interest under the Note.

(L) "Successor in Interest of Borrower" means any party that has taken title to the Property, whether or not that party has assumed Borrower's obligations under the Note and/or this Security Instrument.

TRANSFER OF RIGHTS IN THE PROPERTY

This Security Instrument secures to Lender: (i) the repayment of the Loan, and all renewals, extensions and modifications of the Note; and (ii) the performance of Borrower's covenants and agreements under this Security Instrument and the Note. For this purpose, Borrower does hereby mortgage, grant and convey to Lender the following described property located in the County of Hamilton:

SEE EXHIBIT "A" ATTACHED HERETO

which currently has the address of 1741 Holloway Avenue; 3136 Durrell Avenue and 4520 Kirby Avenue all of Cincinnati, Ohio.

TOGETHER WITH all the improvements now or hereafter erected on the property, and all easements, appurtenances, and fixtures now or hereafter a part of the property. All replacements and additions shall also be covered by this Security Instrument. All of the foregoing is referred to in this Security Instrument as the "Property."

BORROWER COVENANTS that Borrower is lawfully seised of the estate hereby conveyed and has the right to mortgage, grant and convey the Property and that the Property is unencumbered,

except for encumbrances of record. Borrower warrants and will defend generally the title to the Property against all claims and demands, subject to any encumbrances of record.

THIS SECURITY INSTRUMENT combines uniform covenants for national use and non-uniform covenants with limited variations by jurisdiction to constitute a uniform security instrument covering real property.

UNIFORM COVENANTS. Borrower and Lender covenant and agree as follows:

1. Payment of Principal, Interest, Escrow Items, Prepayment Charges, and Late Charges. Borrower shall pay when due the principal of, and interest on, the debt evidenced by the Note and any prepayment charges and late charges due under the Note. Payments due under the Note and this Security Instrument shall be made in U.S. currency. However, if any check or other instrument received by Lender as payment under the Note or this Security Instrument is returned to Lender unpaid, Lender may require that any or all subsequent payments due under the Note and this Security Instrument be made in one or more of the following forms, as selected by Lender: (a) cash; (b) money order; (c) certified check, bank check, treasurer's check or cashier's check, provided any such check is
drawn upon an institution whose deposits are insured by a federal agency, instrumentality, or entity; or (d) Electronic Funds Transfer.

Payments are deemed received by Lender when received at the location designated in the Note or at such other location as may be designated by Lender in accordance with the notice provisions in Section 15. Lender may return any payment or partial payment if the payment or partial payments are insufficient to bring the Loan current. Lender may accept any payment or partial payment insufficient to bring the Loan current, without waiver of any rights hereunder or prejudice to its rights to refuse such payment or partial payments in the future, but Lender is not obligated to apply such payments at the time such payments are accepted. If each Periodic Payment is applied as of its scheduled due date, then Lender need not pay interest on unapplied funds. Lender may hold such unapplied funds until Borrower makes payment to bring the Loan current. If Borrower does not do so within a reasonable period of time, Lender shall either apply such funds or return them to Borrower. If not applied earlier, such funds will be applied to the outstanding principal balance under the Note immediately prior to foreclosure. No offset or claim which Borrower might have now or in the future against Lender shall relieve Borrower from making payments due under the Note and this Security Instrument or performing the covenants and agreements secured by this Security Instrument.

2. Application of Payments or Proceeds. Except as otherwise described in this Section 2, all payments accepted and applied by Lender shall be applied in the following order of priority: (a) interest due under the Note; (b) principal due under the Note. Such payments shall be applied to each Periodic Payment in the order in which it became due. Any remaining amounts shall be applied first to late charges, second to any other amounts due under this Security Instrument, and then to reduce the principal balance of the Note.

If Lender receives a payment from Borrower for a delinquent Periodic Payment which includes a sufficient amount to pay any late charge due, the payment may be applied to the delinquent payment and the late charge. If more than one Periodic Payment is outstanding, Lender may apply any payment received from Borrower to the repayment of the Periodic Payments if, and to

the extent that, each payment can be paid in full. To the extent that any excess exists after the payment is applied to the full payment of one or more Periodic Payments, such excess may be applied to any late charges due. Voluntary prepayments shall be applied first to any prepayment charges and then as described in the Note.

Any application of payments, insurance proceeds, or Miscellaneous Proceeds to principal due under the Note shall not extend or postpone the due date, or change the amount, of the Periodic Payments.

3. Charges; Liens. Borrower shall pay all taxes, assessments, charges, fines, and impositions attributable to the Property which can attain priority over this Security Instrument, leasehold payments or ground rents on the Property, if any, and Community Association Dues, Fees, and Assessments, if any.

Borrower shall promptly discharge any lien which has priority over this Security Instrument unless Borrower: (a) agrees in writing to the payment of the obligation secured by the lien in a manner acceptable to Lender, but only so long as Borrower is performing such agreement; (b) contests the lien in good faith by, or defends against enforcement of the lien in, legal proceedings which in Lender's opinion operate to prevent the enforcement of the lien while those proceedings are pending, but only until such proceedings are concluded; or (c) secures from the holder of the lien an agreement satisfactory to Lender subordinating the lien to this Security Instrument. If Lender determines that any part of the Property is subject to a lien which can attain priority over this Security Instrument, Lender may give Borrower a notice identifying the lien. Within 10 days of the date on which that notice is given, Borrower shall satisfy the lien or take one or more of the actions set forth above in this Section 3.

Lender may require Borrower to pay a one-time charge for a real estate tax verification and/or reporting service used by Lender in connection with this Loan.

4. Property Insurance. Borrower shall keep the improvements now existing or hereafter erected on the Property insured against loss by fire, hazards included within the term "extended coverage," and any other hazards including, but not limited to, earthquakes and floods, for which Lender requires insurance. This insurance shall be maintained in the amounts (including deductible levels) and for the periods that Lender requires. What Lender requires pursuant to the preceding sentences can change during the term of the Loan. The insurance carrier providing the insurance shall be chosen by Borrower subject to Lender's right to disapprove Borrower's choice, which right shall not be exercised unreasonably. Lender may require Borrower to pay, in connection with this Loan, either: (a) a one-time charge for flood zone determination, certification and tracking services; or (b) a one-time charge for flood zone determination and certification services and subsequent charges each time remappings or similar changes occur which reasonably might affect such determination or certification. Borrower shall also be responsible for the payment of any fees imposed by the Federal Emergency Management Agency in connection with the review of any flood zone determination resulting from an objection by Borrower.

If Borrower fails to maintain any of the coverages described above, Lender may obtain insurance coverage, at Lender's option and Borrower's expense. Lender is under no obligation to purchase any particular type or amount of coverage. Therefore, such coverage shall cover Lender, but might or might not protect Borrower, Borrower's equity in the Property, or the contents of the Property, against any risk, hazard or liability and might provide greater or lesser coverage than was

previously in effect. Borrower acknowledges that the cost of the insurance coverage so obtained might significantly exceed the cost of insurance that Borrower could have obtained. Any amounts disbursed by Lender under this Section 5 shall become additional debt of Borrower secured by this Security Instrument. These amounts shall bear interest at the Note rate from the date of disbursement and shall be payable, with such interest, upon notice from Lender to Borrower requesting payment.

All insurance policies required by Lender and renewals of such policies shall be subject to Lender's right to disapprove such policies, shall include a standard mortgage clause, and shall name Lender as mortgagee and/or as an additional loss payee. Lender shall have the right to hold the policies and renewal certificates. If Lender requires, Borrower shall promptly give to Lender all receipts of paid premiums and renewal notices. If Borrower obtains any form of insurance coverage, not otherwise required by Lender, for damage to, or destruction of, the Property, such policy shall include a standard mortgage clause and shall name Lender as mortgagee and/or as an additional loss payee.

In the event of loss, Borrower shall give prompt notice to the insurance carrier and Lender. Lender may make proof of loss if not made promptly by Borrower. Unless Lender and Borrower otherwise agree in writing, any insurance proceeds, whether or not the underlying insurance was required by Lender, shall be applied to restoration or repair of the Property, if the restoration or repair is economically feasible and Lender's security is not lessened. During such repair and restoration period, Lender shall have the right to hold such insurance proceeds until Lender has had an opportunity to inspect such Property to ensure the work has been completed to Lender's satisfaction, provided that such inspection shall be undertaken promptly. Lender may disburse proceeds for the repairs and restoration in a single payment or in a series of progress payments as the work is completed. Unless an agreement is made in writing or Applicable Law requires interest to be paid on such insurance proceeds, Lender shall not be required to pay Borrower any interest or earnings on such proceeds. Fees for public adjusters, or other third parties, retained by Borrower shall not be paid out of the insurance proceeds and shall be the sole obligation of Borrower. If the restoration or repair is not economically feasible or Lender's security would be lessened, the insurance proceeds shall be applied to the sums secured by this Security Instrument, whether or not then due, with the excess, if any, paid to Borrower. Such insurance proceeds shall be applied in the order provided for in Section 2.

If Borrower abandons the Property, Lender may file, negotiate and settle any available insurance claim and related matters. If Borrower does not respond within 30 days to a notice from Lender that the insurance carrier has offered to settle a claim, then Lender may negotiate and settle the claim. The 30-day period will begin when the notice is given. In either event, or if Lender acquires the Property under Section 18 or otherwise, Borrower hereby assigns to Lender (a) Borrower's rights to any insurance proceeds in an amount not to exceed the amounts unpaid under the Note or this Security Instrument, and (b) any other of Borrower's rights (other than the right to any refund of unearned premiums paid by Borrower) under all insurance policies covering the Property, insofar as such rights are applicable to the coverage of the Property. Lender may use the insurance proceeds either to repair or restore the Property or to pay amounts unpaid under the Note or this Security Instrument, whether or not then due.

5. Preservation, Maintenance and Protection of the Property; Inspections. Borrower shall not destroy, damage or impair the Property, allow the Property to deteriorate or commit waste

on the Property. Whether or not Borrower is residing in the Property, Borrower shall maintain the Property in order to prevent the Property from deteriorating or decreasing in value due to its condition. Unless it is determined pursuant to Section 4 that repair or restoration is not economically feasible, Borrower shall promptly repair the Property if damaged to avoid further deterioration or damage. If insurance or condemnation proceeds are paid in connection with damage to, or the taking of, the Property, Borrower shall be responsible for repairing or restoring the Property only if Lender has released proceeds for such purposes. Lender may disburse proceeds for the repairs and restoration in a single payment or in a series of progress payments as the work is completed. If the insurance or condemnation proceeds are not sufficient to repair or restore the Property, Borrower is not relieved of Borrower's obligation for the completion of such repair or restoration.

Lender or its agent may make reasonable entries upon and inspections of the Property. If it has reasonable cause, Lender may inspect the interior of the improvements on the Property. Lender shall give Borrower notice at the time of or prior to such an interior inspection specifying such reasonable cause.

6. Borrower's Loan Application. Borrower shall be in default if, during the Loan application process, Borrower or any persons or entities acting at the direction of Borrower or with Borrower's knowledge or consent gave materially false, misleading, or inaccurate information or statements to Lender (or failed to provide Lender with material information) in connection with the Loan. Material representations include, but are not limited to, representations concerning Borrower's occupancy of the Property as Borrower's principal residence.

7. Protection of Lender's Interest in the Property and Rights Under this Security Instrument. If (a) Borrower fails to perform the covenants and agreements contained in this Security Instrument, (b) there is a legal proceeding that might significantly affect Lender's interest in the Property and/or rights under this Security Instrument (such as a proceeding in bankruptcy, probate, for condemnation or forfeiture, for enforcement of a lien which may attain priority over this Security Instrument or to enforce laws or regulations), or (c) Borrower has abandoned the Property, then Lender may do and pay for whatever is reasonable or appropriate to protect Lender's interest in the Property and rights under this Security Instrument, including protecting and/or assessing the value of the Property, and securing and/or repairing the Property. Lender's actions can include, but are not limited to: (a) paying any sums secured by a lien which has priority over this Security Instrument; (b) appearing in court; and (c) paying reasonable attorneys' fees to protect its interest in the Property and/or rights under this Security Instrument, including its secured position in a bankruptcy proceeding. Securing the Property includes, but is not limited to, entering the Property to make repairs, change locks, replace or board up doors and windows, drain water from pipes, eliminate building or other code violations or dangerous conditions, and have utilities turned on or off. Although Lender may take action under this Section 7, Lender does not have to do so and is not under any duty or obligation to do so. It is agreed that Lender incurs no liability for not taking any or all actions authorized under this Section 7.

Any amounts disbursed by Lender under this Section 7 shall become additional debt of Borrower secured by this Security Instrument. These amounts shall bear interest at the Note rate from the date of disbursement and shall be payable, with such interest, upon notice from Lender to Borrower requesting payment.

If this Security Instrument is on a leasehold, Borrower shall comply with all the provisions of the lease. If Borrower acquires fee title to the Property, the leasehold and the fee title shall not merge unless Lender agrees to the merger in writing.

8. Assignment of Miscellaneous Proceeds; Forfeiture. All Miscellaneous Proceeds are hereby assigned to and shall be paid to Lender.

If the Property is damaged, such Miscellaneous Proceeds shall be applied to restoration or repair of the Property, if the restoration or repair is economically feasible and Lender's security is not lessened. During such repair and restoration period, Lender shall have the right to hold such Miscellaneous Proceeds until Lender has had an opportunity to inspect such Property to ensure the work has been completed to Lender's satisfaction, provided that such inspection shall be undertaken promptly. Lender may pay for the repairs and restoration in a single disbursement or in a series of progress payments as the work is completed. Unless an agreement is made in writing or Applicable Law requires interest to be paid on such Miscellaneous Proceeds, Lender shall not be required to pay Borrower any interest or earnings on such Miscellaneous Proceeds. If the restoration or repair is not economically feasible or Lender's security would be lessened, the Miscellaneous Proceeds shall be applied to the sums secured by this Security Instrument, whether or not then due, with the excess, if any, paid to Borrower. Such Miscellaneous Proceeds shall be applied in the order provided for in Section 2.

In the event of a total taking, destruction, or loss in value of the Property, the Miscellaneous Proceeds shall be applied to the sums secured by this Security Instrument, whether or not then due, with the excess, if any, paid to Borrower.

In the event of a partial taking, destruction, or loss in value of the Property in which the fair market value of the Property immediately before the partial taking, destruction, or loss in value is equal to or greater than the amount of the sums secured by this Security Instrument immediately before the partial taking, destruction, or loss in value, unless Borrower and Lender otherwise agree in writing, the sums secured by this Security Instrument shall be reduced by the amount of the Miscellaneous Proceeds multiplied by the following fraction: (a) the total amount of the sums secured immediately before the partial taking, destruction, or loss in value divided by (b) the fair market value of the Property immediately before the partial taking, destruction, or loss in value. Any balance shall be paid to Borrower.

In the event of a partial taking, destruction, or loss in value of the Property in which the fair market value of the Property immediately before the partial taking, destruction, or loss in value is less than the amount of the sums secured immediately before the partial taking, destruction, or loss in value, unless Borrower and Lender otherwise agree in writing, the Miscellaneous Proceeds shall be applied to the sums secured by this Security Instrument whether or not the sums are then due.

If the Property is abandoned by Borrower, or if, after notice by Lender to Borrower that the Opposing Party (as defined in the next sentence) offers to make an award to settle a claim for damages, Borrower fails to respond to Lender within 30 days after the date the notice is given, Lender is authorized to collect and apply the Miscellaneous Proceeds either to restoration or repair of the Property or to the sums secured by this Security Instrument, whether or not then due. "Opposing Party" means the third party that owes Borrower Miscellaneous Proceeds or the party against whom Borrower has a right of action in regard to Miscellaneous Proceeds.

Borrower shall be in default if any action or proceeding, whether civil or criminal, is begun that, in Lender's judgment, could result in forfeiture of the Property or other material impairment of Lender's interest in the Property or rights under this Security Instrument. Borrower can cure such a default by causing the action or proceeding to be dismissed with a ruling that, in Lender's judgment, precludes forfeiture of the Property or other material impairment of Lender's interest in the Property or rights under this Security Instrument. The proceeds of any award or claim for damages that are attributable to the impairment of Lender's interest in the Property are hereby assigned and shall be paid to Lender.

All Miscellaneous Proceeds that are not applied to restoration or repair of the Property shall be applied in the order provided for in Section 2.

9. Borrower Not Released; Forbearance By Lender Not a Waiver. Extension of the time for payment or modification of amortization of the sums secured by this Security Instrument granted by Lender to Borrower or any Successor in Interest of Borrower shall not operate to release the liability of Borrower or any Successors in Interest of Borrower. Lender shall not be required to commence proceedings against any Successor in Interest of Borrower or to refuse to extend time for payment or otherwise modify amortization of the sums secured by this Security Instrument by reason of any demand made by the original Borrower or any Successors in Interest of Borrower. Any forbearance by Lender in exercising any right or remedy including, without limitation, Lender's acceptance of payments from third persons, entities or Successors in Interest of Borrower or in amounts less than the amount then due, shall not be a waiver of or preclude the exercise of any right or remedy.

10. Joint and Several Liability; Co-signers; Successors and Assigns Bound. Borrower covenants and agrees that Borrower's obligations and liability shall be joint and several. However, any Borrower who co-signs this Security Instrument but does not execute the Note (a "co-signer"): (a) is co-signing this Security Instrument only to mortgage, grant and convey the co-signer's interest in the Property under the terms of this Security Instrument; (b) is not personally obligated to pay the sums secured by this Security Instrument; and (c) agrees that Lender and any other Borrower can agree to extend, modify, forbear or make any accommodations with regard to the terms of this Security Instrument or the Note without the co-signer's consent.

Subject to the provisions of Section 18, any Successor in Interest of Borrower who assumes Borrower's obligations under this Security Instrument in writing, and is approved by Lender, shall obtain all of Borrower's rights and benefits under this Security Instrument. Borrower shall not be released from Borrower's obligations and liability under this Security Instrument unless Lender agrees to such release in writing. The covenants and agreements of this Security Instrument shall bind (except as provided in Section 16) and benefit the successors and assigns of Lender.

11. Loan Charges. Lender may charge Borrower fees for services performed in connection with Borrower's default, for the purpose of protecting Lender's interest in the Property and rights under this Security Instrument, including, but not limited to, attorneys' fees, property inspection and valuation fees. In regard to any other fees, the absence of express authority in this Security Instrument to charge a specific fee to Borrower shall not be construed as a prohibition on the charging of such fee. Lender may not charge fees that are expressly prohibited by this Security Instrument or by Applicable Law.

If the Loan is subject to a law which sets maximum loan charges, and that law is finally interpreted so that the interest or other loan charges collected or to be collected in connection with

the Loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from Borrower which exceeded permitted limits will be refunded to Borrower. Lender may choose to make this refund by reducing the principal owed under the Note or by making a direct payment to Borrower. If a refund reduces principal, the reduction will be treated as a partial prepayment without any prepayment charge (whether or not a prepayment charge is provided for under the Note). Borrower's acceptance of any such refund made by direct payment to Borrower will constitute a waiver of any right of action Borrower might have arising out of such overcharge.

12. Notices. All notices given by Borrower or Lender in connection with this Security Instrument must be in writing. Any notice to Borrower in connection with this Security Instrument shall be deemed to have been given to Borrower when mailed by first class mail or when actually delivered to Borrower's notice address if sent by other means. Notice to any one Borrower shall constitute notice to all Borrowers unless Applicable Law expressly requires otherwise. The notice address shall be the Property Address unless Borrower has designated a substitute notice address by notice to Lender. Borrower shall promptly notify Lender of Borrower's change of address. If Lender specifies a procedure for reporting Borrower's change of address, then Borrower shall only report a change of address through that specified procedure. There may be only one designated notice address under this Security Instrument at any one time. Any notice to Lender shall be given by delivering it or by mailing it by first class mail to Lender's address stated herein unless Lender has designated another address by notice to Borrower. Any notice in connection with this Security Instrument shall not be deemed to have been given to Lender until actually received by Lender. If any notice required by this Security Instrument is also required under Applicable Law, the Applicable Law requirement will satisfy the corresponding requirement under this Security Instrument.

13. Governing Law; Severability; Rules of Construction. This Security Instrument shall be governed by federal law and the law of the jurisdiction in which the Property is located. All rights and obligations contained in this Security Instrument are subject to any requirements and limitations of Applicable Law. Applicable Law might explicitly or implicitly allow the parties to agree by contract or it might be silent, but such silence shall not be construed as a prohibition against agreement by contract. In the event that any provision or clause of this Security Instrument or the Note conflicts with Applicable Law, such conflict shall not affect other provisions of this Security Instrument or the Note which can be given effect without the conflicting provision.

As used in this Security Instrument: (a) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender; (b) words in the singular shall mean and include the plural and vice versa; and (c) the word "may" gives sole discretion without any obligation to take any action.

14. Borrower's Copy. Borrower shall be given one copy of the Note and of this Security Instrument.

15. Transfer of the Property or a Beneficial Interest in Borrower. As used in this Section 15, "Interest in the Property" means any legal or beneficial interest in the Property, including, but not limited to, those beneficial interests transferred in a bond for deed, contract for deed, installment sales contract or escrow agreement, the intent of which is the transfer of title by Borrower at a future date to a purchaser.

If all or any part of the Property or any Interest in the Property is sold or transferred (or if Borrower is not a natural person and a beneficial interest in Borrower is sold or transferred) without Lender's prior written consent, Lender may require immediate payment in full of all sums secured by this Security Instrument. However, this option shall not be exercised by Lender if such exercise is prohibited by Applicable Law.

If Lender exercises this option, Lender shall give Borrower notice of acceleration. The notice shall provide a period of not less than 5 days from the date the notice is given in accordance with Section 15 within which Borrower must pay all sums secured by this Security Instrument. If Borrower fails to pay these sums prior to the expiration of this period, Lender may invoke any remedies permitted by this Security Instrument without further notice or demand on Borrower.

16. Sale of Note; Change of Loan Servicer; Notice of Grievance. The Note or a partial interest in the Note (together with this Security Instrument) can be sold one or more times without prior notice to Borrower. A sale might result in a change in the entity (known as the "Loan Servicer") that collects Periodic Payments due under the Note and this Security Instrument and performs other mortgage loan servicing obligations under the Note, this Security Instrument, and Applicable Law. There also might be one or more changes of the Loan Servicer unrelated to a sale of the Note. If there is a change of the Loan Servicer, Borrower will be given written notice of the change which will state the name and address of the new Loan Servicer, the address to which payments should be made.

17. Hazardous Substances. As used in this Section 17: (a) "Hazardous Substances" are those substances defined as toxic or hazardous substances, pollutants, or wastes by Environmental Law and the following substances: gasoline, kerosene, other flammable or toxic petroleum products, toxic pesticides and herbicides, volatile solvents, materials containing asbestos or formaldehyde, and radioactive materials; (b) "Environmental Law" means federal laws and laws of the jurisdiction where the Property is located that relate to health, safety or environmental protection; (c) "Environmental Cleanup" includes any response action, remedial action, or removal action, as defined in Environmental Law; and (d) an "Environmental Condition" means a condition that can cause, contribute to, or otherwise trigger an Environmental Cleanup.

Borrower shall not cause or permit the presence, use, disposal, storage, or release of any Hazardous Substances, or threaten to release any Hazardous Substances, on or in the Property. Borrower shall not do, nor allow anyone else to do, anything affecting the Property (a) that is in violation of any Environmental Law, (b) which creates an Environmental Condition, or (c) which, due to the presence, use, or release of a Hazardous Substance, creates a condition that adversely affects the value of the Property. The preceding two sentences shall not apply to the presence, use, or storage on the Property of small quantities of Hazardous Substances that are generally recognized to be appropriate to normal residential uses and to maintenance of the Property (including, but not limited to, hazardous substances in consumer products).

Borrower shall promptly give Lender written notice of (a) any investigation, claim, demand, lawsuit or other action by any governmental or regulatory agency or private party involving the Property and any Hazardous Substance or Environmental Law of which Borrower has actual knowledge, (b) any Environmental Condition, including but not limited to, any spilling, leaking, discharge, release or threat of release of any Hazardous Substance, and (c) any condition caused by the presence, use or release of a Hazardous Substance which adversely affects the value of the Property. If Borrower learns, or is notified by any governmental or regulatory authority, or any

private party, that any removal or other remediation of any Hazardous Substance affecting the Property is necessary, Borrower shall promptly take all necessary remedial actions in accordance with Environmental Law. Nothing herein shall create any obligation on Lender for an Environmental Cleanup.

NON-UNIFORM COVENANTS. Borrower and Lender further covenant and agree as follows:

18. Acceleration; Remedies. Lender shall give notice to Borrower prior to acceleration following Borrower's breach of any covenant or agreement in this Security Instrument (but not prior to acceleration under Section 18 unless Applicable Law provides otherwise). The notice shall specify: (a) the default; (b) the action required to cure the default; (c) a date, not less than 5 days from the date the notice is given to Borrower, by which the default must be cured; and (d) that failure to cure the default on or before the date specified in the notice may result in acceleration of the sums secured by this Security Instrument, foreclosure by judicial proceeding and sale of the Property. If the default is not cured on or before the date specified in the notice, Lender at its option may require immediate payment in full of all sums secured by this Security Instrument without further demand and may foreclose this Security Instrument by judicial proceeding. Lender shall be entitled to collect all expenses incurred in pursuing the remedies provided in this Section 18, including, but not limited to, costs of title evidence.

19. Release. Upon payment of all sums secured by this Security Instrument, Lender shall discharge this Security Instrument. Borrower shall pay any recordation costs. Lender may charge Borrower a fee for releasing this Security Instrument, but only if the fee is paid to a third party for services rendered and the charging of the fee is permitted under Applicable Law.

Lender may release any one of the three parcels upon payment of an exit fee of $10,938.21 per parcel together with a principal reduction payment sufficient to maintain Lender's loan to value ratio in the remaining parcel(s). This amount shall be determined solely by the Lender.

20. Certain Other Advances. In addition to any other sum secured hereby, this Security Instrument shall also secure the unpaid principal balance of, plus accrued interest on, any amount of money loaned, advanced or paid by Lender to or for the account and benefit of Borrower, after this Security Instrument is delivered to and filed with the Recorder's Office, Hamilton County, Ohio, for recording. Lender may make such advances in order to pay any real estate taxes and assessments, insurance premiums plus all other costs and expenses incurred in connection with the operation, protection or preservation of the Property, including to cure Borrower's defaults by making any such payments which Borrower should have paid as provided in this Security Instrument, it being intended by this Section 20 to acknowledge, affirm and comply with the provision of § 5301.233 of the Revised Code of Ohio.

BY SIGNING BELOW, Borrower accepts and agrees to the terms and covenants contained in this Security Instrument.

BORROWER:

New Beginning Home Solutions, LLC

sole member

Paul Ellery, Jr. it's sole member/manager and President

Paul Ellery, Jr. as Co-signer and Guarantor

COUNTY OF HAMILTON)
) SS:
STATE OF OHIO)

The foregoing instrument was acknowledged before me this 29th day of April, 2019 by Paul Ellery, Jr as the sole member/manager and President of New Beginning Home Solutions, LLC.

Notary Public

This instrument prepared by:
J. Terry Kennedy
Attorney at Law
Kennedy & Kennedy Co., LPA
10723 Montgomery Road
Cincinnati, OH 45242
(513) 489-4157

COMMONWEALTH OF KENTUCKY
UNITED WE STAND DIVIDED WE FALL

DAVID M. KENNEDY
Notary Public, Kentucky
State At Large
My Commission Expires
August 20, 2022
Notary ID# 607121

NOTARY PUBLIC
STATE OF OHIO

DAVID KENNEDY
Notary Public, State of Ohio
My Commission Expires
June 21, 2021

<u>Exhibit "A"</u>
Property Description

Property 1:
SITUATE IN THE CITY OF CINCINNATI, HAMILTON COUNTY, OHIO, AND BEING KNOWN, NUMBERED AND DESIGNATED AS ALL OF LOT NUMBER 27 AND PART OF LOTS 26 AND 28 OF CHARLES SCHNEIDER'S THIRD SUBDIVISION, AS PER PLAT THEREOF RECORDED IN PLAT BOOK 16, PAGE 60 OF THE RECORDS IN THE OFFICE OF THE RECORDER OF HAMILTON COUNTY, OHIO; SAID PROPERTY CONVEYED BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF KIRBY ROAD AND SCHNEIDER AVENUE IN SAID CITY, SAID POINT BEING ALSO THE NORTHWEST CORNER OF LOT NO. 27 ABOVE MENTIONED; THENCE RUNNING EASTWARDLY ALONG THE SOUTH LINE OF SCHNEIDER AVENUE A DISTANCE OF 148.48 FEET TO A POINT, THE NORTHEAST CORNER OF LOT NO. 26, THENCE SOUTHWARDLY ALONG THE EAST LINE OF LOT NO. 26 A DISTANCE OF 34 FEET TO A POINT; THENCE WESTWARDLY PARALLEL TO THE SOUTH LINE OF SCHNEIDER AVENUE A DISTANCE OF 146.53 FEET TO A POINT IN THE EAST LINE OF KIRBY ROAD; THENCE NORTHWARDLY ALONG THE EAST LINE OF KIRBY ROAD A DISTANCE OF 34.10 FEET TO A POINT, THE CORNER OF SCHNEIDER AVENUE AND THE PLACE OF BEGINNING.

SUBJECT TO ALL EASEMENTS AND RESTRICTIONS OF RECORD.

Property 2:
Situated in the City of Cincinnati, Hamilton County, Ohio, being in Section 2, Township 3, Fractional Range 2, of the Miami Purchase, commencing at a point in the East line of Durrell Avenue 470 feet Northwardly on said line from the Northeast corner of Durrell and Rudolph Avenues; Thence Northwardly along the East line of Durrell Avenue. 46.33 feet; Thence east in a straight line to a point in the East line of a tract of land conveyed to Charles E. Whiting by A.T. Durrell in Book 673, Page 435, Hamilton County, Ohio Records, which point is 36.15 feet Northwardly from the Southeast corner of said tract; Thence Southwardly with said East line of said tract, 36.33 feet to the South line of said tract; Thence Westwardly with the South line of said tract, 75 feet to the place of beginning.

Property 3:
Situate in the City of Cincinnati, Hamilton County, Ohio, in Section 2, Town 3, Fractional Range 2 of the Miami Purchase, and being LOT No. 31 of C.M. Holloway's Subdivision of Walnut Hills, as recorded in Plat Book 1, Page 98, Hamilton County, Ohio Plat Records.